EXHIBIT 3.6



                                  AMENDMENT TO
                           CERTIFICATE OF DESIGNATION
                            OF SERIES A PARTICIPATING
                       CUMULATIVE PREFERRED STOCK SETTING
                         FORTH THE POWERS, PREFERENCES,
                             RIGHTS, QUALIFICATIONS,
                          LIMITATIONS AND RESTRICTIONS
                        OF SUCH SERIES OF PREFERRED STOCK
                                       of
                            HOMESTAKE MINING COMPANY



         Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, Homestake Mining Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY
CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation by Article FIVE of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), on May 10, 1993, the Board of Directors of the Corporation adopted the following resolutions amending the Certificate of Designation of Series A Participating Cumulative Preferred Stock filed with the Delaware Secretary of State on November 18, 1987 (the
"Certificate of Designation") to change the number of shares of the Corporation's authorized Preferred Stock designated as Series A Participating Cumulative Preferred Stock (the "Series A Preferred Stock"):

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the number of shares of the Corporation's Preferred Stock designated as Series A Preferred Stock is hereby increased from 1,250,000 to 2,500,000.

         RESOLVED, that Section 1 of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

         "Section 1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"). The par value of each share of the Series A Preferred Stock shall be $1.00. The number of shares initially constituting the Series A Preferred Stock shall be 2,500,000; provided however, that if more than a total of 2,500,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights issued pursuant to the Rights Agreement dated as of October 16, 1987, as amended, (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights."

         IN WITNESS WHEREOF, Homestake Mining Company has caused this Amendment to Certificate to be duly executed in its corporate name on this 28th day of May, 1993.